UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 18, 2010 (August 12, 2010)

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, Suite 11B
New York, NY 10010
(Address of Principal Executive Offices)

(800) 825-8135
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Appointment of Chief Operating Officer

On August 12, 2010, Phillip Charles Rapp, Jr. was appointed as the Registrant’s Chief Operating Officer.

Mr. Rapp, age 66, served as the Chief Operating Officer of NextLife from July 2009 to August 2010. Prior to that position, he was a business consultant from October 2007 to October 2009.  During May 2002 through September 2007, Mr. Rapp was Managing Director responsible for Sales and Marketing for the Institutional Execution Group (IEG) of Labranche & Co.

(e)           Compensatory Arrangements

In connection with his appointment as the Registrant’s Chief Operating Officer, the Registrant entered into an Employment Agreement with Mr. Rapp on August 12, 2010 (the “Employment Agreement”).

For his services as Chief Operating Officer, Mr. Rapp will receive compensation in the form of a base annual salary of $150,000 and reimbursement for living costs of $3,000 per month.  Mr. Rapp will receive bonus compensation as outlined below upon meeting the following performance goals and objectives during the first year of his employment:

(i)	bonus of $50,000 upon the Registrant reaching $5,000,000 in gross revenues (“First Performance Goal”), and
(ii)	bonus of $50,000 upon the Registrant reaching $5,000,000 in gross revenues in addition to the First Performance Goal.

Mr. Rapp is also entitled to a grant of five-year options to purchase 500,000 shares of the Registrant’s common stock at an exercise price of the greater of (i) $1.30 per share and (ii) the fair market value of the Registrant’s common stock on the grant date.  Vesting of these options will occur as follows: one-third (1/3) of the options will vest after each one (1) year anniversary following the grant date.

Either Mr. Rapp or the Registrant may terminate the Employment Agreement at any time with or without cause.

A copy of the Employment Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 9.01             Financial Statements and Exhibits

(d)            Exhibits

Exhibit No.	Exhibit Description

10.1	Employment Agreement between Augme Technologies, Inc. and Phillip Rapp, Jr., dated August 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: August 18, 2010	By:	/s/ Paul R. Arena
Paul R. Arena Chief Executive Officer